Exhibit 99.1

Enghouse Buys CTI Group (Holdings)

Acquisition Strengthens Enghouse’s Business Support Systems and Interactive Voice Portfolio for Communication Service Providers

Markham, Ontario; Indianapolis, Indiana – December 8, 2015 – Enghouse Systems Limited (TSX:ESL) today announced through its wholly-owned subsidiary, New Acquisitions Corporation, that it has successfully completed its acquisition of CTI Group (Holdings) Inc. (“CTI”) (OTC:CTIG).

Headquartered in Indianapolis, Indiana with operations in Blackburn, UK, CTI’s telecommunications software products include carrier grade billing analytics, self-care, invoice presentment, multi-channel customer interaction recording and call accounting solutions. The products are deployed as on-premise licensed, multi-tenant hosted, SaaS or managed services offerings.

“CTI complements our telecommunications operator solutions portfolio by offering a carrier grade analytics platform for cost analysis, allocation, and cost recovery and also enables service providers to mine their customer data to maintain competitive advantage,” said Stephen Sadler, Chairman & CEO of Enghouse. “We are pleased to welcome CTI’s customers and employees to our organization.”

“CTI’s customers and employees will greatly benefit from the strong support and financial stability that Enghouse, a large and growing global technology vendor, now offers,” said Fred Hanuschek, CEO of CTI. “Enghouse’s expanding service provider and enterprise product portfolio and broad geographic presence combined with its impressive customer base and partnerships will enhance the sales of CTI’s products worldwide. The CTI team is excited to become an integral part of the Enghouse Networks division.”

The previously announced tender offer expired at 9:00 am, Eastern Standard Time, on December 4, 2015, and was not extended. The depositary for the tender advised New Acquisitions Corporation that, as of the expiration of the tender offer, a total of 25,668,619 shares were validly tendered and not withdrawn in the tender offer, representing a total of approximately 85.5% of CTI’s outstanding shares (excluding shares tendered but not yet delivered and shares that were owned as of the date of the commencement of the tender offer by CTI, Enghouse or any direct or indirect wholly-owned subsidiary of CTI or Enghouse). In addition, Notices of Guaranteed Delivery have been delivered with respect to 244,960 shares. New Acquisitions Corporation accepted for payment all shares tendered in the tender offer and will pay for all such tendered shares as soon as practicable in accordance with the terms of the offer. New Acquisitions Corporation subsequently completed the merger without a vote of CTI’s stockholders pursuant to the Delaware General Corporation Law, with CTI surviving the merger as a wholly-owned subsidiary of Enghouse. It’s expected that CTI shares will cease trading on the Nasdaq OTC market today. In connection with the merger, all remaining CTI shares (other than shares held by Enghouse, or CTI or any of their wholly-owned subsidiaries or held by any CTI stockholder who properly exercises appraisal rights under the Delaware General Corporation Law not validly tendered into, or withdrawn from the tender offer) will be cancelled and converted into the right to receive US$0.61 per share in cash, the same consideration per share offered in the tender offer.

About Enghouse Systems Limited

Enghouse Systems Limited is a leading global provider of enterprise software solutions serving a variety of vertical markets. Its strategy is to build a diverse enterprise software company through strategic acquisitions and managed growth within its business sectors: Contact Center, Networks (OSS/BSS) and Transportation/Public Safety. Enghouse shares are listed on the Toronto Stock Exchange (TSX:ESL). Further information about Enghouse is available at www.enghouse.com.

About CTI Group (Holdings) Inc.

CTI Group (Holdings) Inc. is an international provider of electronic invoice processing and management, enterprise communications management software and services solutions, and carrier class voice over internet protocol (VoIP) management applications. CTI’s Analysis, SmartRecord® and Proteus® product suites offer carriers a full array of cloud-based, real-time solutions for traffic analysis, post-billing call analysis, customer care and call recording. CTI’s products are used by some of the top service providers in North America and Europe, and play a trusted role in managing telephony costs at major corporations internationally. Headquartered in Indianapolis, CTI maintains overseas offices in London and Blackburn, UK. For more information, please visit www.ctigroup.com.

For further information please contact:

Sam Anidjar

VP, Corporate Development

Enghouse Systems Limited

(905) 946-3302